                                                                      EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)
                                   (unaudited)

                                                                                                              Nine Months
                                                                 Year Ended December 31,                         Ended
                                          ---------------------------------------------------------------    September 30,
                                            1996         1997          1998         1999          2000           2001
                                          --------     ---------     --------     ---------     ---------    -------------
Fixed charges:
Interest expense on indebtedness          $    887     $   1,435     $  2,410     $   3,038     $  19,681      $   7,020
Amortization of debt issuance costs             --            --           --            --         1,317            691
Interest expense on portion of rent
   expense representative of interest        2,066         3,340        5,840        14,184        18,412         16,254
Preferred stock dividends                       --            --           --        27,944        45,668             --
                                          --------     ---------     --------     ---------     ---------      ---------
                  Total fixed charges     $  2,953     $   4,775     $  8,250     $  45,166     $  85,078      $  23,965
                                          ========     =========     ========     =========     =========      =========

Earnings (loss):
Net loss before provision for
   income taxes, minority interest
   and cumulative effect of change in
   accounting principle                   $ (8,768)    $ (84,632)    $ (3,841)    $(381,884)    $(247,532)     $(125,034)
Fixed charges per above                      2,953         4,775        8,250        45,166        85,078         23,965
                                          --------     ---------     --------     ---------     ---------      ---------
Total earnings (loss)                     $ (5,815)    $ (79,857)    $  4,409     $(336,718)    $(162,454)     $(101,069)
                                          ========     =========     ========     =========     =========      =========

Ratio of earnings to fixed charges           (1.97)       (16.72)        0.53         (7.46)        (1.91)         (4.22)
                                          ========     =========     ========     =========     =========      =========

Coverage deficiency                       $ (8,768)    $ (84,632)    $ (3,841)    $(381,884)    $(247,532)     $(125,034)
                                          ========     =========     ========     =========     =========      =========
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